Exhibit 5.1


                                December 10, 2004

Oakley, Inc.
One Icon
Foothill Ranch, CA 92610

      Re:   Registration Statement on Form S-8
            Relating to Oakley, Inc. 1995 Stock Incentive Plan

Ladies and Gentlemen:

      We have acted as counsel to Oakley, Inc. (the "Company") in connection with the preparation of the above referenced registration statement (the "Registration Statement") relating to the registration of the shares of common stock of the Company (the "Shares"), par value $0.01 per share, which may be issued in connection with the above-referenced plan (the "Plan"). In connection therewith, we have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, in force and effect as of the date hereof, the Plan, the minutes of the relevant meetings of the Board of Directors of the Company and the Compensation and Stock Option Committee of the Company, and such other documents as we have deemed necessary to the rendering of the following opinion.

      Based upon that review, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid, and nonassessable under the Washington Business Corporation Act.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

      We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm included in or made a part of the registration statement.

                                                   Very Truly Yours,

                                                   PRESTON GATES & ELLIS LLP



                                                   By: /s/ C. Kent Carlson